EXHIBIT 23.1

Consent of the Independent
Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated February 2, 2007 relating to the combined statements of net assets to be sold as of October 1, 2006 and January 1, 2006 and the combined statements of revenue and direct operating expenses for the nine months ended October 1, 2006 and the years ended January 1, 2006 and January 2, 2005 for the ACT and Balmex Brands of Johnson & Johnson, which appears in the current report on Form 8-K/A of Chattem, Inc. dated February 12, 2007, in the Registration Statement of Chattem, Inc. on Form S-3 (File No. 333-69397, effective December 22, 1998), Form S-4 (No. 333-113808, effective March 22, 2004) and on Form S-8 (File No. 333-125149, effective May 23, 2005, File No. 33-35386, effective June 13, 1990, File No. 33-78524, effective May 4, 1994, File No. 33-78522, effective May 4, 1994, File No. 333-104888, effective May 1, 2003, File No. 333-39558, effective June 19, 2000, File No. 333-79809, effective June 2, 1999, File No. 33-55640, effective December 10, 1992, and File No. 333-61267, effective August 12, 1998).

/s/ PRICEWATERHOUSECOOPERS, LLP

New York, NY
February 12, 2007